Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 333-153113 and 333-145152) and Form S-3 (No. 333-165481) of Genpact Limited of our report dated March 26, 2011 (except for note 17, as to which the date is July 15, 2011) with respect to the consolidated financial statements and schedules of Headstrong Corporation, which report appears in the Current Report on Form 8-K/A (No.001-33626) filed by Genpact Limited on July 18, 2011.

/s/ Ernst & Young

Gurgaon, India

August 4, 2011